UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

May 14, 2021 (April 23, 2021)

____________________________

GROWLIFE, INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other Jurisdiction of Incorporation or Organization)

000-50385 (Commission File Number)		90-0821083 (IRS Employer Identification No.)
5400 Carillon Point Kirkland, WA 98033 (Address of Principal Executive Offices and zip code)

(866) 781-5559

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 23, 2021, GrowLife, Inc. (the “Company”) received notice of an event of default on the following notes held by Silverback Capital Corporation (“Lender”): (i) the Secured Convertible Promissory Note and Securities Purchase Agreement dated August 7, 2018 (ii) the Secured Convertible Promissory Note and Securities Purchase Agreement dated July 22, 2019, and (iii) the Secured Convertible Promissory Note and Securities Purchase Agreement dated January 30, 2020 (collectively, the “Notes”). The Default Notices were issued as result of the Company’s inability to provide the reserve share requirement as specified in the Notes. The Lender has asserted its rights as penalty for the reserve share default to increase in the outstanding Note balances by 15%, an increase in the conversion discount by 5% to 60%, and a default interest rate on the outstanding note balances of 22%.

As a result of the reserve share default, on May 7, 2021 the Lender demanded immediate payment in full of all amounts outstanding under the Notes. The Company was unable to meet the demand, and as a result on May 10, 2021, Silverback presented second default notice for lack of payment. The Lender has asserted its rights for the second default and as penalty therefore asserted an increase in the outstanding note balances by another 15%, an additional increase in the conversion discount by 5% to 55% and a default interest rate on the outstanding note balances of 22%.

At this time the Company is unable to payoff its entire loan balance due to Silverback or meet its reserve share obligations required in the Notes. The Company is taking action to remedy these two events of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROWLIFE, INC.

Date: May 14, 2021	By:	/s/ Marco Hegyi
Marco Hegyi
Chief Executive Officer